Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of MYOS Corporation on Form S-3 (No. 333-199392) of our report dated March 27, 2015, on our audit of the consolidated financial statements as of December 31, 2014 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 27, 2015. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

Iselin, New Jersey

March 27, 2015